EXHIBIT 99.1

Electric Car Company, Inc. Reports $584,000.00 in Signed Purchase Orders for the Three Months Ended March 31st, 2010

Sales Represent Over Half of Revenues Generated in 2009

SPRINGFIELD, Mo., Apr 26, 2010 (GlobeNewswire via COMTEX) — Electric Car Company, Inc. (OTCBB:ELCR), a vehicle conversion Company that specializes in electric conversions and manufacturing for the Livery and Fleet Markets, today announces that for the first three months ended March 31st, 2010 the Company reports $584,000.00 in signed purchase orders. This represents a total of 13 vehicles being manufactured or converted into specialty vehicles.

Estimated sales reported in the first three months of 2010 represent more than half of the entire revenues generated in 2009. It is important to note that actual revenue to be realized by the Company is dependent on delivery of the vehicles and may not be reported as revenue during the first quarter. It is expected that all vehicles will be completed and delivered by the second quarter of 2010.

In the 10-K recently released for year ended December 31st, 2009, the Company reported total revenues of $1,144,000.00 with a net loss from continuing operations of $1,911,499.00. Losses are attributed to high start up costs as well as a softening of the credit available in the automobile market.

The Electric Car Company (ECC) reports that approximately 50% of orders in the first quarter consisted of buses to be converted into specialty “Party Buses” commonly used for special events such as weddings and sporting events. The balance of production consists of standard limousines manufactured from Cadillac Escalades, Ford Navigators and Hummers.

Among the limousines being manufactured are 2 “Pink” super stretch limousines. ECC has committed to make a contribution to the Breast Cancer Foundation of the Ozarks, (www.bcfo.org), for every pink limousine sold. This was made mention of in a previous press release dated November 6th announcing the Company’s attendance at the Limo Digest Show held in Atlantic City, NJ.

Management would like to inform the public that the Company has maintained its QVM Program qualification requirements with Ford Motors. This qualifies ECC to be eligible for Ford’s new 4-year, 150 thousand mile warranty, only available to qualified QVM builders.

Mr. Gary Spaniak, CEO of Electric Car Company, Inc., stated, “In light of a tough last year and other contributing factors, I think we did very well.” Mr. Spaniak continued by stating, “We are very excited about how this year has started and the Company has many exciting prospects for the future.”

www.electriccarstocks.com

About Electric Car Company, Inc.

Electric Car Company, Inc. (OTCBB:ELCR) is a vehicle conversion Company that specializes in electric conversion and manufacturing for the Livery and Fleet Markets including corporate VIP, Party Buses, Municipal Buses and Delivery Vehicles. The Company brings together businesses specializing in customizing vehicles & powertrains. This proven business strategy is building a dominant presence in the aftermarket automotive up-fitter segment, including, but not limited to “Pure Electric” cars, liquid propane conversions, limousines & other livery vehicles, specialty fleet vehicles, classic automobiles and custom restorations.

The Company fully expects to have the first zero emissions, “Pure Electric” livery vehicle ready to unveil by second quarter 2010. The long-term strategy is to offer and expand the Company’s line of products that will revolutionize the specialty automotive vehicle market.

Electric Car Company’s wholly owned subsidiary, Imperial Coach Works, Inc. and its custom manufacturing division Imperial Coach Builders, Inc. is a limousine and specialty vehicle manufacturing entity that operates out of a 60,000-sq/ft facility in Springfield, MO., www.limoland.com.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the Company’s control with respect to market acceptance of new technologies, products and services, delays in testing and evaluation of products and services, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:

Electric Car Company
IR Pro 2.0
Henry Harrison
407-682-2001
hharrison@insidewallstreet.com